                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No. 1)

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                      CITADEL COMPUTER SYSTEMS INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                        [LOGO]

                        CITADEL COMPUTER SYSTEMS INCORPORATED
                        3811 TURTLE CREEK BOULEVARD, SUITE 600
                                 DALLAS, TEXAS 75219
                                    (214) 520-9292



To Our Stockholders:                                          January 30, 1998

    You are cordially invited to attend the Annual Meeting of Stockholders of Citadel Computer Systems Incorporated to be held in The Loft Room, Stoneleigh Hotel, 2927 Maple Avenue, Dallas, Texas on February 26, 1998 at 10:00 a.m. I believe that the Annual Meeting of Stockholders provides an excellent opportunity for stockholders to become better acquainted with Citadel and its directors and officers. I hope that you will be able to attend.

    Enclosed you will find proxy materials for our Annual Meeting of Stockholders, at which you will be asked to consider several proposals, including the election of directors, the change of the Company's name to Citadel Technology, Inc. to more accurately reflect our business strategy, the increase of our authorized capital to better position the Company to take advantage of business opportunities as they arise and to provide for changing business needs, and the approval of the Company's auditors. Your Board has recommended approval of the proposals.

    YOUR VOTE IS EXTREMELY IMPORTANT BECAUSE BOTH THE NAME CHANGE AND THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY REQUIRE THE APPROVAL OF A MAJORITY OF THE OUTSTANDING SHARES. IF YOU DO NOT VOTE, IT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THESE PROPOSALS. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE. IF YOUR SHARES OF COMMON STOCK ARE HELD IN THE NAME OF A BANK OR BROKERAGE FIRM, ONLY THAT FIRM CAN EXECUTE A PROXY CARD ON YOUR BEHALF. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND GIVE INSTRUCTIONS FOR A PROXY CARD TO BE VOTED FOR THE NAME CHANGE AND THE INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK OF THE COMPANY.

    Thank you for your support and cooperation.

                                       Sincerely,

                                       /s/ Steven B. Solomon

                                       Steven B. Solomon
                                       CHIEF EXECUTIVE OFFICER AND PRESIDENT

                                        [LOGO]

                        CITADEL COMPUTER SYSTEMS INCORPORATED
                        3811 TURTLE CREEK BOULEVARD, SUITE 600
                                 DALLAS, TEXAS 75219
                                    (214) 520-9292
                                ______________________

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  FEBRUARY 26, 1998
                                ______________________

To the Stockholders of Citadel Computer Systems Incorporated:

    As a stockholder of Citadel Computer Systems Incorporated, a Delaware corporation (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of the Company (the "Meeting") to be held in The Loft Room, Stoneleigh Hotel, 2927 Maple Avenue, Dallas, Texas on February 26, 1998 at 10:00 a.m. for the following purposes:

    1. To elect seven members to the Company's Board of Directors to hold office until the next annual meeting and until their successors are elected and qualified;

    2. To amend the Company's Certificate of Incorporation to change the Company's name to Citadel Technology, Inc.;

    3. To amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 60,000,000;

    4. To ratify the selection of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending February 28, 1998; and

    5. To transact such other business as may properly come before the Meeting or any adjournments thereof.

    The Board of Directors has fixed the close of business on January 20, 1998 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof. Only stockholders of record as of the close of business on the Record Date are entitled to notice of and to vote at the Meeting and any adjournments thereof. The transfer books of the Company will not be closed.

    YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, THE COMPANY DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE MEETING AND RESPECTFULLY REQUESTS THAT YOU SIGN, DATE AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE POSTAGE PAID ENVELOPE PROVIDED. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES OF AMERICA. A PROXY MAY BE REVOKED BY A STOCKHOLDER AT ANY TIME PRIOR TO ITS USE AS SPECIFIED IN THE ENCLOSED PROXY STATEMENT.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /s/ Richard L. Travis, Jr.

                                       Richard L. Travis, Jr., Secretary

Dallas, Texas
January 30, 1998



                               YOUR VOTE IS IMPORTANT.
         PLEASE SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY CARD IN
                         THE POSTAGE PAID ENVELOPE PROVIDED.

                                         [LOGO]

                        CITADEL COMPUTER SYSTEMS INCORPORATED
                        3811 Turtle Creek Boulevard, Suite 600
                                 Dallas, Texas 75219

                                 --------------------

                                   PROXY STATEMENT
                          1997 ANNUAL MEETING OF STOCKHOLDERS
                                  FEBRUARY 26, 1998

                                 --------------------

GENERAL

    This Proxy Statement and the enclosed Proxy are solicited on behalf of Citadel Computer Systems Incorporated (the "Company") for use at the Annual Meeting of Stockholders (the "Meeting") to be held February 26, 1998, at the time and place and for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"), or any adjournment(s) of the Meeting.

    These proxy solicitation materials are being mailed on or about January 30, 1998 to holders of the issued and outstanding shares (the "Shares") of the Company's common stock, par value $0.01 per share (the "Common Stock"), entitled to vote at the Meeting.

RECORD DATE AND PRINCIPAL STOCKHOLDERS

    Stockholders of record at the close of business on January 20, 1998 (the "Record Date") are entitled to notice of and to vote at the Meeting. On the Record Date, there were issued and outstanding 20,776,661 shares of Common Stock. There is no other class of voting security of the Company issued or outstanding. For information regarding security ownership by management and certain other holders of the Common Stock, see "Security Ownership of Certain Persons."

REVOCABILITY OF PROXIES

    Any stockholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any act inconsistent with the proxy, including notifying the Secretary of the Company of such revocation in writing, executing a subsequent proxy or attending at the Meeting and casting a contrary vote. However, no revocation shall be effective unless notice of such revocation has been received by the Company at or prior to the Meeting.

VOTING AND SOLICITATION

    Pursuant to the Certificate of Incorporation of the Company, each share of Common Stock entitles the holder thereof to one vote on any matter requiring a vote by the Company's stockholders that properly comes before the stockholders at the Meeting or any adjournments. The Company's Bylaws and the Delaware General Corporation Law (the "DGCL") require an affirmative vote or written consent of a plurality of the outstanding Shares present in person or by proxy and entitled to vote at the Meeting to elect directors and a majority of the outstanding Shares entitled to vote at the Meeting to approve the amendments to the Company's Certificate of Incorporation.

    Shares represented by valid proxies will be voted in accordance with the stockholder's instructions, or, in the absence of instructions, will be deemed to grant authority to vote:

    1. FOR the election of the seven nominees listed under "Election of Directors" as nominees of the Company for election as directors;

    2. FOR the amendment of the Company's Certificate of Incorporation to change the

         Company's name to "Citadel Technology, Inc.";

    3. FOR the amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 60,000,000; and

    4. FOR the ratification of the appointment of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending February 28, 1998.

The Company is unaware of any additional matters not set forth in the Notice of Annual Meeting of Stockholders that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Meeting or any adjournments thereof and presented for a vote of the stockholders, the persons named in the proxy will vote in accordance with their best judgment upon such matters, unless otherwise restricted by law.

    Any stockholder who is present in person or by proxy at the Meeting but who abstains from voting shall be counted for purposes of determining whether a quorum exists, but an abstention shall not be counted as an affirmative vote with respect to any matter. Stockholders are not entitled to cumulate their votes in the election of directors or with respect to any matter, and are not entitled to vote for a greater number of persons than the number of nominees named in this Proxy Statement. Abstentions and broker non-votes will be deemed not to have been cast and will have no legal effect in the election of directors and will have the effect of a negative vote on the proposals to amend the Company's Certificate of Incorporation.

    Stockholder ratification is not required for the selection of Grant Thornton, LLP as the Company's independent auditors for the fiscal year ending February 28, 1998, because the Board of Directors has responsibility for selection of the Company's independent auditors. The selection is being submitted for ratification with a view toward soliciting the opinion of stockholders, which opinion will be taken into consideration in future deliberations.

    The stockholders of the Company have no appraisal rights under the Delaware General Corporation Law, the corporation law statute of the Company's place of incorporation, or under any other statute or regulation, with respect to the matters specified in the Notice.

    The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission, and telephone by directors, officers, employees, and agents of the Company. The Company will also supply brokers, nominees, or other custodians with the number of Proxy forms, Proxy Statements, and Annual Reports they may require for forwarding to beneficial owners, and the Company will reimburse such persons for their expense in so doing.

PROPOSALS OF STOCKHOLDERS AT NEXT ANNUAL MEETING OF STOCKHOLDERS

    The Company anticipates holding its next annual meeting of stockholders on or about September 30, 1998. Proper proposals submitted by a stockholder in accordance with applicable rules and regulations for presentation at the Company's next annual meeting of stockholders that are received by April 30, 1998, at the Company's principal executive office, 3811 Turtle Creek Boulevard, Suite 600, Dallas, Texas 75219, Attention: Secretary, will be included in the Company's proxy statement and form of proxy for that meeting.

                                     PROPOSAL ONE
                                ELECTION OF DIRECTORS

    The number of directors authorized by the Company's Bylaws is currently fixed at eight, with the exact number to be fixed from time to time by the Board of Directors. The Board of Directors has fixed the number of directors at seven. Seven directors are proposed to be elected at the Meeting. All seven directors proposed to be elected will hold office until the next annual meeting of stockholders and until their successors shall be elected and shall qualify. Proxies in the accompanying form will be voted FOR the seven nominees, except where authority is specifically withheld by the stockholder. All nominees are presently directors of the Company. If any nominee should become unable to accept election, votes will be cast pursuant to the accompanying Proxy for a substitute as may be designated by the Board of Directors. The nominees have indicated that they are willing and able to serve as directors. The nominees were nominated for election to the Board of Directors by the current Board of Directors.

NOMINEES FOR DIRECTORS

    The following table sets forth the name and age of each nominee, the principal occupation of each during the past five years, and the period during which each has served as a director of the Company:


NAME               AGE   POSITION WITH CITADEL                  DIRECTOR SINCE
----               ---   ---------------------                  --------------

Victor K. Kiam, II  71   Chairman of the Board                      1996
Steven B. Solomon   33   President, Chief Executive Officer,
                          and Assistant Secretary                   1992
Gilbert Gertner     73   Director                                   1992
Mark Rogers         38   Director                                   1996
Kenneth Johnsen     44   Director                                   1997
Chris A. Economou   42   Director                                   1993
Axel Sawallich      54   Director                                   1993

VICTOR K. KIAM, II has served as a director of the Company since July 1996 and has served as Chairman of the Company since January 1998. Mr. Kiam is chairman of Remington Products, L.L.C., a manufacturer, distributor and marketer of electrical shavers and other consumer products based in Bridgeport, Connecticut, and has served in various managerial capacities at Remington since 1979. From 1988 to 1992, Mr. Kiam was Chairman of the New England Patriots Football Team. Mr. Kiam also serves on the boards of directors of several other consumer product companies (including Cirrus Air Technologies, Inc., a manufacturer and distributor of products for travelers), has written several books, sits on the boards of numerous charitable, sales and civic organizations, and has received many awards for his marketing expertise.

STEVEN B. SOLOMON has served as the President and Chief Executive Officer of the Company since May 1997, as a director of the Company since February 1996 and as Assistant Secretary of the Company since January 1998. From February 1996 through April 1997, Mr. Solomon also served as Chief Operating Officer of the Company, and from February 1996 through January 1998, he served as Secretary of the Company. He was the president and a director of LoneStar Hospitality Corp. ("LoneStar"), a predecessor of the Company that owned and operated six Miami Subs franchised restaurants in Dallas and Houston, Texas, from its inception in February 1992 until its merger with the Company (the "Merger") in February 1996 and was chairman of the Board of Directors of LoneStar from December 1994 until February 1996. During his tenure at LoneStar, Mr. Solomon also served as developer and executive producer of SportsWaves!, a division of LoneStar that produced syndicated television programs covering the National Football League and other collegiate and professional sports.

GILBERT GERTNER has served as a director of the Company since February 1996 and served as Chairman of the Company from February 1996 until January 1998, and was chairman of Citadel's predecessor ("Old Citadel") from its inception in July 1992 until the Merger. Since 1992, Mr. Gertner has been a principal and the president of Gertner Investments, an investment firm specializing in capitalizing and assisting management in the development of high-tech companies. Mr. Gertner serves as a director of CXR Telecom Corp. Mr.
Gertner also serves as chairman of the Board of Directors of Worldwide PetroMoly, Inc., a public company involved in the manufacturing and marketing of synthetic petroleum products.

MARK ROGERS has served as a director of the Company since July 1996.
Mr. Rogers manages NFT Ventures, Inc., a venture capital fund established by Ray Noorda, the founder of Novell, Inc. In connection with his position at NFT Ventures, Mr. Rogers advises several computer software companies in Silicon Valley, Texas and Utah, with respect to various strategic and developmental matters. Mr. Rogers also serves on the boards of directors of several other high-tech companies.

KENNETH R. JOHNSEN has served as a director of the Company since October 1997. Mr. Johnsen is president of Metamor Solutions, the information technology services division of CORESTAFF, and is an executive vice president of CORESTAFF, one of the largest providers of information technology and staffing services in the U.S. From 1975 until joining CORESTAFF in May 1997, Mr. Johnsen was employed with IBM Corporation in various managerial capacities, including Vice President of Worldwide Commercial Operations for IBM PC Company from January 1997 to May 1997, Vice President, Business Services and Business Development for ISSC, IBM's outsourcing subsidiary, from January 1994 to December 1996 and General Manager of IBM China/Hong Kong from September 1991 to December 1993. The Company and Steven B. Solomon are parties to an agreement to use their best efforts to nominate and elect a representative designated by CORESTAFF to the Company's Board of Directors at all annual or special stockholder meetings at which directors are being elected until such time as CORESTAFF is the beneficial owner of less than two percent (2%) of the Company's then outstanding stock.

CHRIS A. ECONOMOU has served as a director of the Company since February 1996, and was a director of LoneStar from June 1993 until the Merger. He has been engaged in the private practice of law in Fort Lauderdale, Florida, in the areas of real estate, business and corporate law for approximately ten years. He served as executive vice president, secretary, general counsel and director of Miami Subs Corporation from August 1992 until June 1994. He is also a director of Z-Communications, Inc., a privately-held electronic parts manufacturer.

DR. AXEL SAWALLICH has served as a director of the Company since February 1996 and was a director of LoneStar from March 1993 until the Merger. Since January 1997, Dr. Sawallich has been chief investment consultant for LIFEPLAN Investments, Vienna, Austria. Since 1993, he has been the managing partner of Global Invest, an investment firm located in Vienna, Austria. From 1991 until 1994, he also was a consultant for SERCO Investment Counseling Corporation. From 1989 to 1990, Dr. Sawallich was the general manager and director of the Vienna regional branch of Alegmeine Sparkasse Bank AG. From May 1985 to November 1989, Dr. Sawallich was with Bank fur Arbeit und Wirtschaft AG, Vienna, serving as the deputy head of the credit department until 1986 and as the executive vice president of the Bank's Bureau for Commercial Customers thereafter.

There are no family relationships among any of the directors or executive officers of the Company. See "Certain Relationships and Related Transactions" for a description of transactions between the Company and its directors, executive officers or their affiliates.

VOTE REQUIRED

    The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote for them shall be elected as directors.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTOR

BOARD MEETINGS AND COMMITTEES

    Each director is elected to serve until the next annual meeting of stockholders or until the director's successor is duly elected and qualified. Officers serve at the discretion of the Board of Directors.

    The Company currently has an executive committee comprised of Messrs. Solomon, Johnsen, Economou and Rogers, and may also appoint additional committees from time to time. The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board. The Company does not currently have an audit, compensation or nominating committee.

BOARD OF DIRECTORS AND MEETINGS

    During the fiscal year ended February 28, 1997, the Board of Directors held two meetings and took action by unanimous consent on one occasion, and the executive committee held three meetings and took action by unanimous consent on eight occasions. Each director attended at least 75% of the aggregate number of meetings held by the Company's Board of Directors and committees on which he served during the fiscal year ended February 28, 1997.

COMPENSATION OF DIRECTORS

    The members of the Board of Directors do not receive cash compensation in connection with their service but are entitled to reimbursement for their expenses incurred in connection with attendance at meetings of the Board of Directors or committees.

                          EXECUTIVE OFFICERS OF THE COMPANY

    The executive officers of the Company are as follows:

NAME                      AGE                 POSITION WITH CITADEL
----                      ---                 ---------------------

Steven B. Solomon          33             President, Chief Executive Officer,
                                           Assistant Secretary and Director
Richard L. Travis, Jr.     41             Chief Financial Officer,
                                           Chief Operating Officer and Secretary
Carl E. Banzhof            30             Chief Technology Officer
Jack Doxey                 31             Vice President-Sales and Marketing
Bennett Klein              41             Vice President-Business Development

    Information concerning the business experience of Mr. Solomon is provided under the caption "Election of Directors" above. Set forth below is information concerning the business experience of the other executive officers of the Company.

RICHARD L. TRAVIS, JR. has served as Chief Operating Officer and Chief Financial Officer since he joined Citadel in December 1996 and as Secretary since January 1998 and has approximately 20 years of financial experience in the manufacturing, financial services, real estate, construction and telecommunications industries. Prior to joining Citadel, Mr. Travis served for ten years as executive vice president and chief financial officer of Texwood Industries, Inc., a manufacturing and distribution company. Prior to joining Texwood Industries, Inc., Mr. Travis was senior audit manager from 1983 to 1986 at Grant Thornton LLP, an accounting firm providing audit, tax and management consulting services, where he managed the firm's Dallas Savings and Loan practice.

CARL E. BANZHOF has served as Chief Technology Officer since July 1997, prior to which he served as Vice President - Development of Network Products since joining the Company in February 1996. Mr. Banzhof has more than 15 years of experience in the software industry, including designing, developing and marketing software products, building software development teams and organizations and managing products in network management and PC desktop markets. He was the founding partner and vice president of software engineering from 1992 to 1995 of Circuit Masters Software, Inc., a software company which developed and marketed network management utilities for Novell NetWare environments and was acquired by the Company is February 1996. Prior to joining Circuit Masters Software, Inc., Mr. Banzhof was lead software developer from 1988 to 1992 at Fluor Daniel Engineering, a software development and worldwide engineering company. He also served as a software developer for Micro Computer Business Systems from 1986 to 1987 and for Southwest Manufacturing from 1983 to 1986.

JACK W. DOXEY has served as Vice President of Sales and Marketing since October 1997. Mr. Doxey has 10 years experience in the field of software sales and marketing including extensive work in the retail and VAR channels of distribution. From November 1996 until October 1997, he served as Vice President of Sales and Marketing for Visual Applications, a privately held software manufacturer based in Kansas City, MO. From March 1995 until
November 1996, Mr. Doxey served as an independent sales and marketing consultant to software and hardware manufacturers including: Attachmate, MicroHelp, Eicon Technologies, Penumbra, and smaller start-up manufacturers. From September 1994 until March 1995, he helped found MindShare Associates, an out-source marketing company for software and hardware manufacturers, where he served as a Vice President. From July 1993 until September 1994, he managed the retail channel marketing efforts for DCA in Alpharetta, GA. From August 1989 until July 1993, he served as a regional manager for Technology Advancement Corporation, an out-source marketing firm in Utah, where he established regional operations in the Southeast, Southern California, and London, England.

BENNETT KLEIN has served as Vice President of Business Development since January 1998. Prior to joining the Company, Mr. Klein was employed at Iomega Corporation, where he was part of the original marketing team that successfully brought the JAZ and ZIP removable storage media to the mass market. He has approximately 15 years experience in OEM development and sales and marketing, including experience with such industry leaders as Cheyenne Software, where he was product line manager helping to market their premier network storage management product line, and IBM, where he focused on sales and marketing of mass storage, network management, telecommunications, telephony and optical storage solutions.


                        SECURITY OWNERSHIP OF CERTAIN PERSONS

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL STOCKHOLDERS

    The record date for the determination of the Stockholders entitled to notice of and to vote at the Meeting has been established by the Board as the close of business on January 20, 1998 (the "Record Date"). As of the Record Date, there were issued and outstanding 20,776,661 shares of Common Stock. There is no other class of voting security of the Company issued or outstanding.

    The following table sets forth the number of shares of the Company's Common Stock beneficially owned, as of January 20, 1998, by (i) each person known to the Company to own more than 5% of the Common Stock of the Company (the only class of voting securities now outstanding), (ii) each of the nominees for director, (iii) each executive officer named in the Summary Compensation Table (the "Named Officers") and (iv) all nominees, Named Officers and other executive officers as a group. Unless otherwise indicated, the number of shares and percentage of ownership of Common Stock for each of the stockholders set forth below assumes that shares of Common Stock that the stockholder may acquire within sixty days of the Record Date are outstanding.

                                        NUMBER          APPROXIMATE
NAME AND ADDRESS                      OF SHARES      PERCENT OF CLASS
----------------                      ---------      ----------------
Gilbert Gertner                      3,476,375 /1/        15.5%
701 North Post Oak Road, Suite 350
Houston, Texas  77024

George T. Sharp                      1,763,500 /1/         7.9%
701 North Post Oak Road, Suite 350
Houston, Texas  77024

Steven B. Solomon                    4,269,124 /2/        18.6%
3811 Turtle Creek Blvd., Suite 600
Dallas, Texas  75219

Richard L. Travis, Jr.                 741,500 /3/         3.5%
3811 Turtle Creek Blvd., Suite 600
Dallas, Texas  75219

Carl E. Banzhof                        237,201 /4/         1.1%
3811 Turtle Creek Blvd., Suite 600
Dallas, Texas  75219

Bennett Klein                           66,666 /5/           *
3811 Turtle Creek Blvd., Suite 600
Dallas, Texas 75219

Jack Doxey                              27,775 /6/           *
3811 Turtle Creek Blvd., Suite 600
Dallas, Texas 75219

Chris A. Economou                      274,400 /7/         1.3%
150 North Federal Highway, Suite 210
Fort Lauderdale, Florida  33301

Kenneth R. Johnsen                   4,550,000 /11/       19.9%
CORESTAFF, Inc.
4400 Post Oak Parkway
Suite 2000
Houston, Texas 77027

Victor K. Kiam, II                     716,250 /8/         3.5%
RPI Corporation
350 Fifth Avenue, Suite 5408
New York, New York 10018

Mark Rogers                            201,500 /9/         1.0%
NFT Ventures, Inc.
751 Laurel Street, No. 119
San Carlos, California 94070

Axel Sawallich                         269,461 /10/        1.3%
Beatrixgasse 3
A-1030 Vienna, Austria

CORESTAFF, Inc.                      4,500,000 /11/       19.8%
4400 Post Oak Parkway
Suite 2000
Houston, Texas 77027

Stuart B. Marks                        185,725               *
13302 Brandywyne Court
Houston, Texas 77077

All officers and directors
as a group (13 persons):            16,047,102 /12/       54.1%


*Less than one percent.

/1/ Includes 1,462,500 shares presently issuable pursuant to an option to purchase Common Stock held by each of Messrs. Gertner and Sharp. The number of shares held by Mr. Gertner also includes warrants to purchase 150,000 shares held by Worldwide PetroMoly, Inc., a company controlled by Mr. Gertner, and 732,375 shares standing in Worldwide PetroMoly's name pursuant to a pledge by Steven B. Solomon, which shares Messrs. Gertner and Sharp agreed to return to Mr. Solomon but which have not been returned. See "Certain Relationships and Transactions." Does not include 2,500,000 and 1,400,000 shares for Messrs. Gertner and Sharp, respectively, that each has agreed to transfer to the Company in exchange for certain accounts receivable of the Company. See "Certain Relationships and Transactions." These shares had not been received and cancelled by the Company as of the Record Date.

/2/ Includes 2,175,000 shares presently issuable pursuant to options to purchase Common Stock and 732,375 shares that have been pledged by Mr. Solomon to Worldwide PetroMoly, Inc., a company controlled by Gilbert Gertner. Although Messrs. Gertner and Sharp agreed to cause Worldwide PetroMoly to return the 732,375 shares, such shares have not yet been returned to Mr. Solomon. See "Certain Relationships and Transactions."

/3/ Includes 600,000 shares presently issuable pursuant to options to purchase Common Stock.

/4/ Includes 50,000 shares presently issuable pursuant to options to purchase Common Stock and 2,000 shares owned by his spouse.

/5/ Includes 66,666 shares presently issuable pursuant to options to purchase Common Stock.

/6/ Includes 27,775 shares presently issuable pursuant to options to purchase Common Stock.

/7/ Includes 100,000 shares presently issuable pursuant to options to purchase Common Stock.

/8/ Includes 506,250 shares presently issuable pursuant to options to purchase Common Stock.

/9/ Includes 200,000 shares presently issuable pursuant to options to purchase Common Stock.

/10/ Includes 112,500 shares held by Dr. Sawallich as trustee, over which he has voting and dispositive power and 50,000 shares presently issuable pursuant to options to purchase Common Stock.

/11/ Includes 2,000,000 shares presently issuable pursuant to warrants to purchase Common Stock owned by CORESTAFF, 2,500,000 shares owned by CORESTAFF, and 50,000 shares presently issuable pursuant to options to purchase Common Stock owned by Mr. Johnsen. Mr. Johnsen is an executive officer of CORESTAFF and disclaims beneficial ownership of such shares and warrants owned by CORESTAFF.

/12/ Includes 8,900,691 shares presently issuable pursuant to presently exercisable options or warrants held by Messrs. Gertner, Sharp, Banzhof, Klein, Doxey, Solomon, Johnsen, Travis, Kiam, Rogers, Economou and Sawallich.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company's officers, directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than ten percent (10%) stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Form 5s were required for those persons, the Company believes that during the fiscal year ended February 28, 1997, Mr. Solomon filed Form 4s late. Such Form 4s related to grants to, or extensions of, exercise periods or reductions in exercise prices of options held by such persons.

                          COMPENSATION OF EXECUTIVE OFFICERS

    The total compensation for the three fiscal years ended February 28, 1997, for George T. Sharp, the Company's former Chief Executive Officer; Steven B. Solomon, the Company's current Chief Executive Officer (and the chief executive officer of LoneStar prior to the Merger); Stuart B. Marks, the Company's former Chief Technology Officer; and Carl E. Banzhof, the Company's present Chief Technology Officer (the "Named Executive Officers"), is set forth below in the following Summary Compensation Table. No other person received cash compensation in excess of $100,000 during the fiscal year ended February 28, 1997.

                             SUMMARY COMPENSATION TABLE

                        Fiscal   Annual   Compensation      All Other
   Name and Position     Year    Salary       Bonus       Compensation
   -----------------    ------   ------   ------------    -------------

 George T. Sharp,        1997    150,000      42,727        11,400 /1/
  Vice Chairman          1996*    20,833           0
                         1995     81,947      45,433

 Steven B. Solomon,      1997    120,000      66,496        18,846 /1/
  President, Chief       1996+   110,000           0        13,150 /2/
  Executive Officer      1995     91,923           0        23,900 /3/
  and Secretary

 Stuart B. Marks,        1997    108,330       1,000
  Former Chief           1996     83,162           0
  Technology Officer     1995     34,664 /4/       0

 Carl E. Banzhof,        1997    103,228       1,000
  Present Chief          1996     15,600 /5/       0
  Technology             1995          0           0
  Officer

---------------------------
 *  Transition period
 +  April 1, 1995 - February 29, 1996

/1/ Mr. Sharp received a car allowance of $950 per month during fiscal year ended February 28, 1997. Mr. Solomon received a car allowance of $950 per month and life and disability insurance during the fiscal year ended February 28, 1997.

/2/ Mr. Solomon received a car allowance of $650 per month through June 1995 and $950 per month after July 1, 1995, life insurance and disability insurance during the fiscal year ended February 29, 1996.

/3/ Mr. Solomon received a car allowance of $650 per month during the fiscal year ended March 31, 1995. He also received approximately $15,000 in connection with his efforts to raise capital during that fiscal year and disability insurance.

/4/ Mr. Marks started to work for the Company in November 1994. Mr. Marks resigned his employment with the Company effective July 1997.

/5/ Mr. Banzhof started to work for the Company in December 1995.


OPTION GRANTS DURING 1997 FISCAL YEAR

    During the fiscal year ended February 28, 1997, no options were granted to the Named Executive Officers.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

    The following table describes, for each of the Named Executive Officers, options exercised and the potential values for their unexercised in-the-money options at February 28, 1997:

                                                      Number of Unexercised        Value of Unexercised
                   Shares Acquired on   Value         Options SARs at FY-End (#)   Options/SARs at FY-End (#)
Name               Exercise (#)         Realized ($)  Exercisable/Unexercisable    Exercisable/Unexercisable
----               ------------------   ------------  -------------------------    --------------------------
George T. Sharp    0                    0             1,125,000/0                  457,031/0
George T. Sharp    0                    0               337,500/0                    5,484/0
Steven B. Solomon  0                    0             1,584,461/0                   25,593/0
Stuart B. Marks    0                    0                33,345/0                      542/0


                EMPLOYMENT AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

    In March 1996, the Board of Directors approved employment agreements between the Company and Messrs. Sharp and Solomon and a consulting agreement between the Company and Mr. Gertner. In April 1997, in connection with the discharge of a certain indebtedness due the Company by GGS Investment Company (see also "Certain Relationships and Related Transactions"), Messrs. Gertner and Sharp agreed to the termination of their employment and consulting agreements. The following is a brief description of Mr. Sharp's prior contract, Mr. Gertner's prior consulting agreement and Mr. Solomon's employment agreement.

    Mr. Sharp's employment agreement, dated December 1, 1995, had an initial term through November 30, 2000, with automatic renewals annually unless otherwise extended or terminated in writing. Mr. Sharp's employment agreement provided for an annual base salary and permitted bonuses at the discretion of the Board. The base salary was $150,000 during the first year of the agreement, $165,000 during the second year, $181,500 during the third year, $199,644 during the fourth year and $219,600 during the fifth year. If Mr. Sharp was unable to perform his duties during the term because of personal injury, disability or illness, the Company was required to pay his salary during the full term of the agreement. In consideration of certain intellectual property that Mr. Sharp contributed to the Company in the past, the Company could not terminate his employment for any reason during the initial five-year term of the agreement. If, however, the Company elected to terminate the employment agreement for any reason during the initial five-year term, the balance of the base salary during the balance of that initial term would be accelerated and payable immediately. This contract was terminated and settled in full in April 1997 by Mr. Sharp and the Company in connection with a discharge of certain indebtedness of GGS Investment Company to the Company (see also "Certain Relationships and Related Transactions").

    Mr. Gertner's consulting agreement, dated December 1, 1995, has an initial term expiring November 30, 2000, with automatic renewals annually unless terminated in writing or otherwise extended. Mr. Gertner's consulting agreement provides for an annual compensation, with additional compensation at the discretion of the Board. The compensation was $120,000 during the first year of the consulting agreement, $132,000 during the second year and $144,000 during remaining three years of the consulting agreement. If Mr. Gertner's consulting contract is terminated, other than for death or disability, he shall be entitled to any unpaid compensation and additional compensation, and any options to purchase Company securities exercisable during the term of the consulting agreement would become immediately exercisable. Mr. Gertner's consulting agreement was terminated and settled in full in connection with the Company's restructuring.

    Mr. Solomon's employment agreement is dated as of July 15, 1997, and its initial term expires on February 28, 2002. The agreement will be automatically renewed annually unless terminated in writing or otherwise extended. Mr. Solomon's employment agreement provides for an annual base salary and permits the award of bonuses at the discretion of the Board. The base salary is $132,000 during the first year of the employment agreement and will be $144,000 during the second year and $168,000 during the remaining three years of the employment agreement. If Mr. Solomon is terminated other than for cause, he will be entitled to a severance payment equal to the greater of the remaining payments due under the employment agreement or any extension thereof, discounted at 6%, or 24 months' base salary in effect at the time of such termination.

    The Company provides life insurance in the amount of $1,000,000 on the life of Mr. Solomon, in addition to a key man life insurance policy on Mr. Solomon maintained by the Company for its benefit. The Company also provides disability insurance for Mr. Solomon. The Company provides Mr. Solomon with an automobile allowance of $950 per month and automobile liability insurance.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with a $1,125,000, 8% Redeemable Convertible Note offering dated June 9, 1997, Gilbert Gertner, the Company's Chairman of the Board at that time, pledged stock of a company controlled by him to secure the repayment of up to $500,000 of this indebtedness.

    In April 1997, the Company entered into an Asset Agreement with Messrs. Gertner and Sharp, two of the Company's directors (the "Purchasers"). At the date of the agreement, the Purchasers owned approximately 31% of the Company's outstanding Common Stock. The Company sold to the Purchasers $3,750,000 of trade accounts receivable and forgave indebtedness owed by the Purchasers to the Company in the amount of $72,000. The carrying value of the receivables at February 28, 1997, net of allowance, was $1,877,000. Consideration received consisted of 3,900,000 shares of the Company's Common Stock, with a market value of approximately $2,750,000, as of the date of the transaction (for accounting purposes, the stock was valued at approximately $1,950,000). The shares acquired represent approximately 23% of the Company's then issued and outstanding shares and are held as treasury shares. As of the Record Date, the Company had not received the shares from Messrs. Gertner and Sharp. Pursuant to the participation interest, Citadel will retain a profits participation interest in the Assets in the event the Purchasers collect in excess of $2,250,000 of the accounts receivable (after expenses of collection), in which case the Purchasers shall pay to Citadel 50% of such amounts collected in excess of $2,250,000. The transaction will result in no gain or loss to the Company.

    At various times during the year ended February 28, 1997, Messrs. Gertner, Sharp and Solomon, or their affiliates, personally guaranteed or pledged securities to secure the repayment of various obligations of the Company, including the personal guarantees of Messrs. Gertner and Sharp and the pledge by Messrs. Gertner and Solomon of stock to secure the repayment of certain loans. At various times during the year ended February 28, 1997, Messrs. Gertner, Sharp and Solomon, or their affiliates, advanced funds to Citadel to fund various short-term obligations of Citadel.

    In December 1996, Worldwide PetroMoly, Inc., a company controlled by Mr. Gertner loaned Citadel the original principal amount of $500,000. In connection with the loan, Citadel granted warrants to purchase 150,000 shares of its Common Stock at an exercise price of $2.00 per share (the exercise price was reduced to $.59 per share in connection with Mr. Gertner's assumption of this indebtedness in connection with the discharge of the GGS joint venture note due the Company discussed below). The loan was secured by a pledge of 732,375 shares of Citadel Common Stock owned by Mr. Solomon. The loan bears interest at ten percent (10%) per annum and had a one-month term. The Company made a payment of $250,000 in March 1997, and Mr. Gertner and Mr. Sharp agreed to assume the remaining indebtedness pursuant to the discharge of the joint venture's indebtedness due the Company, as detailed below. Although Messrs. Gertner and Sharp agreed to assume the Citadel note, obtain the release of Citadel and the return of Mr. Solomon's shares, Worldwide PetroMoly has not yet signed a release or returned the shares.

    In November 1996, the Company made a one-year, $625,000, 8% loan to GGS Investment Company ("GGS"), a joint venture owned by Mr. Gertner, Mr. Sharp and Mr. Solomon, who were directors and owned an aggregate of approximately 6,800,000 shares of the Company's outstanding Common Stock, at that time. The purpose of the joint venture was to invest in securities for short-term profits. The loan agreement provided that interest would be waived for the first six months in consideration of 100% of the net profits, during that period, being paid to the Company. The loan was guaranteed by each of the officers, and the guaranty was secured by a pledge of

754,000 shares of the Company's Common Stock, valued at approximately $1,282,000 as of the date of the transaction.

    The joint venture was not profitable, and the loan was discharged subsequent to February 28, 1997 in the following manner: Mr. Solomon forgave $78,000 of accrued compensation due him, Mr. Gertner and Mr. Sharp assumed debt of approximately $275,000 (including accrued interest) due to a company controlled by Mr. Gertner, Mr. Sharp received a credit against the loan of $200,000 as consideration for agreeing to terminate his noncancellable employment contract, and approximately $72,000 was forgiven in connection with the Asset Sale Agreement discussed above.

                                  PROPOSAL TWO

    AMENDMENT TO CERTIFICATE OF INCORPORATION TO CHANGE NAME OF THE COMPANY TO CITADEL TECHNOLOGY, INC.

    The Board of Directors has approved and recommends that the stockholders of the Company adopt an amendment to the Certificate of Incorporation of the Company to change the Company's name to Citadel Technology, Inc. The Board of Directors believes that this new name is more descriptive of the Company's current and anticipated business activities. Accordingly, the Company has been doing business under the assumed name "Citadel Technology, Inc.", since June 1997 and the amendment would have the effect of changing the Company's legal name to correspond to the name under which the Company does business. The Company believes that any goodwill associated with the Company's current legal name will be preserved due to the continued use of the term "Citadel". The form of amendment to the Certificate of Incorporation is annexed as Appendix A to this Proxy Statement. If this Proposal is approved by the stockholders, an amendment to the Company's Certificate of Incorporation will be filed in a form similar to that set forth in Appendix A to effect the name change as promptly as practicable.

VOTE REQUIRED

    The affirmative vote of the holders of the Common Stock representing a majority of the shares of capital stock outstanding, in person or by proxy, is required to approve the proposal to amend the Company's Certificate of Incorporation to change the name of the Company to Citadel Technology, Inc.

         THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION OF
          THIS AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO CHANGE THE NAME OF THE COMPANY TO CITADEL TECHNOLOGY, INC.

                                PROPOSAL THREE

AMENDMENT TO CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

    The Board has approved and recommends that the stockholders of the Company adopt an amendment to the Certificate of Incorporation of the Company to increase the number of authorized shares of Common Stock from 30,000,000 shares to 60,000,000 shares, in order to give the Board the ability to issue additional shares in connection with additional issuances of shares in circumstances when, and if, the Board determines that such course of action is advisable. The form of amendment to the Certificate of Incorporation is annexed as Appendix A to this Proxy Statement.

    As of January 20, 1998, 20,776,661 shares of Common Stock were outstanding and an additional approximately 7,700,000 shares were reserved for issuance in connection with the Company's stock option plans, and approximately 4,100,000 shares were reserved for issuance in connection with other outstanding warrants. If the proposal to increase the authorized Common Stock is adopted, the number of authorized but unissued and unreserved Common Stock would be increased to approximately 27,400,000.

    The Board is considering the pursuit of one or more offerings, the proceeds of which would likely be used to repay all or a portion of the indebtedness outstanding pursuant to the Company's securities that are convertible to shares of common stock at a discount. Such indebtedness amounted to approximately $2,500,000 at January 20, 1998. The Company has been engaged in negotiations with the holders of such securities with respect to the restructuring of such securities. Any remainder would be used for general corporate purposes. Although the Board has no other present plans, arrangements, understandings or commitments to issue the additional shares that would be authorized if this proposal is adopted, such shares may be issued from time to time to raise new capital, for future financing, for stock dividends and stock splits and to achieve other corporate objectives not foreseeable at this time.

    No further authorization by vote of the stockholders will be solicited for the issuance of the additional shares of Common Stock proposed to be authorized, except as might be required by law, regulatory authorities or rules of any stock exchange on which the Company's shares may then be listed. The stockholders do not have any preemptive right to purchase or subscribe for any part of any new or additional issuance of the Company's securities.

VOTE REQUIRED

    The affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 30,000,000 to 60,000,000.

   THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ADOPTION OF THIS
    AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE
             NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                PROPOSAL FOUR

                   RATIFICATION OF INDEPENDENT ACCOUNTANTS

    Grant Thornton LLP, independent certified public accountants, served as independent auditors for the Company for the fiscal year ended February 28, 1997, and has reported on the Company's consolidated financial statements. The Board of Directors has selected Grant Thornton LLP as the Company's independent auditors for the fiscal year ending February 28, 1998, and recommends that the stockholders ratify this selection. The Board of Directors has been advised that Grant Thornton LLP has no relationship with the Company or its subsidiaries.

    A representative of Grant Thornton LLP is expected to be present at the Meeting, will have an opportunity to make a statement if he desires to do so, and is expected to be available to respond to appropriate questions.

    While stockholder ratification is not required for selection of Grant Thornton LLP because the Board of Directors has the responsibility for selection of the Company's independent auditors, the selection is being submitted for ratification at the Meeting with a view toward soliciting the stockholders' opinion thereon, which opinion will be taken into consideration in future deliberations.

          THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS
                  THE COMPANY'S INDEPENDENT ACCOUNTANTS

               AVAILABILITY OF ANNUAL REPORT ON FORM 10-KSB

    A copy of the Company's Annual Report on Form 10-KSB containing audited financial statements accompanies or has preceded this proxy statement. The Annual Report does not constitute a part of the proxy solicitation material.

                             OTHER MATTERS

    As of the time this proxy statement was printed, neither management nor the Board of Directors is aware of any matter to be presented for action at the Meeting other than matters set forth herein. If any other matters requiring a vote of stockholders are properly brought before the Meeting, the proxies in the enclosed form confer on the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the shares in accordance with their best judgment in the interest of the Company. It is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.

    It is important that your shares be represented at the meeting, regardless of the number of shares you hold and whether you intend to attend the meeting. You are therefore urged to complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the postage paid envelope which has been enclosed.


FOR THE BOARD OF DIRECTORS OF
CITADEL COMPUTER SYSTEMS INCORPORATED


STEVEN B. SOLOMON
Chief Executive Officer and President

Dallas, Texas
January 30, 1998

                                  APPENDIX A

                           CERTIFICATE OF AMENDMENT
                                       TO
                         CERTIFICATE OF INCORPORATION
                                       OF
                    CITADEL COMPUTER SYSTEMS INCORPORATED

CITADEL COMPUTER SYSTEMS INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY as follows:

FIRST: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article IV of the Certificate of Incorporation in its entirety and substituting therefor the following:

         ARTICLE IV: The corporation shall be authorized to issue two classes of stock to be designated respectively "Common" and "Preferred." The total number of shares of Common Stock that the corporation shall have authority to issue shall be Sixty Million (60,000,000), and the par value of each share of Common Stock shall be one cent ($.01). The total number of shares of Preferred Stock that the corporation shall have authority to issue shall be One Million (1,000,000), and the par value of each share of Preferred Stock shall be one cent ($.01).

SECOND: The capital of the Corporation will not be reduced under or by reason of this Amendment to the Certificate of Incorporation of the Corporation.

THIRD: The Certificate of Incorporation of the Corporation is hereby amended by deleting the first paragraph of Article I of the Certificate of Incorporation in its entirety and substituting therefor the following:

ARTICLE I: The name of the corporation shall be "Citadel Technology, Inc."

FOURTH: The amendment to the Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment has been duly adopted by the vote of the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to
be signed and attested by its duly authorized officers as of this       day of
               , 1998.


CITADEL COMPUTER SYSTEMS INCORPORATED

By:
--------------------------------------
Steven B. Solomon
Chief Executive Officer and President

                            NOTICE OF ANNUAL MEETING
                                       AND
                                PROXY STATEMENT


                             ____________________

                               JANUARY 30, 1998

                                 DALLAS, TEXAS

                             ____________________



                                      LOGO

                   CITADEL COMPUTER SYSTEMS INCORPORATED

                                    PROXY

                  FOR ANNUAL MEETING OF THE STOCKHOLDERS OF
                    CITADEL COMPUTER SYSTEMS INCORPORATED
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints STEVEN B. SOLOMON and RICHARD L. TRAVIS, JR., and each of them, with full power of substitution, as proxies to vote the shares which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of the Company to be held at The Loft Room, Stoneleigh Hotel, 2927 Maple Avenue, Dallas, Texas on February 26, 1998 at 10:00 a.m. and at any adjournments thereof.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2, 3, AND 4.


               (CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

This proxy when properly signed will be voted in the manner directed herein by
the undersigned shareholder.                Please mark your votes as in this
                                            example using dark ink only  [X]

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH PROPOSAL.

                                               FOR Election    NOT FOR Election
                                               of directors      of directors

1. Election of directors: Steven B. Solomon,       [  ]              [  ]
   Gilbert Gertner, Kenneth Johnsen, Victor
   K. Kiam, II, Mark Rogers, Chris Economou, and Axel Sawallich.

   -------------------------------------------

   Except vote withheld from the following nominee(s) listed in space above.

                                         FOR Amendment     NOT FOR Amendment     ABSTAIN
                                              [  ]                [  ]             [  ]
2.    Amendment of Certificate of
      Incorporation to change name
      to Citadel Technology, Inc.

                                         FOR Amendment      NOT FOR Amendment     ABSTAIN
                                              [  ]                [  ]             [  ]
3.    Amendment of Certificate of
      Incorporation to increase
      authorized shares of common stock
      to 60,000,000 from 30,000,000.

                                         FOR Ratification   NOT FOR Ratification  ABSTAIN
                                              [  ]                [  ]             [  ]
4.   Ratification of Grant Thornton, LLP
     as independent accountants for fiscal
     year ending February 28, 1998.

5. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


IMPORTANT - PLEASE SIGN AND RETURN PROMPTLY. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature
            --------------------------------------------------
     Title:
            --------------------------------------------------
Signature if held jointly
                          ------------------------------------
Dated:                , 1998
       --------------